FOR IMMEDIATE RELEASE DATE: May 24, 2022 Maximus to Host Investor Day on May 24, 2022 (Tysons, Va. – May 24, 2022) – Maximus (NYSE: MMS), a leading provider of government services worldwide, will webcast its Investor Day starting at 9:00 a.m. ET today, Tuesday, May 24. The event will include presentations by President and Chief Executive Officer, Bruce Caswell, Chief Financial Officer, David Mutryn, and the three Segment General Managers. They will articulate the next phase of the company’s growth strategy, including expectations for organic growth and margins. The live event and materials can be accessed by visiting maximus.com/investor-day. A replay of the webcast will be available on the Maximus Investor Relations website at investor.maximus.com. About Maximus As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com. Contacts: Investor Relations Media & Public Relations James Francis 703.251.8526 Eileen Rivera 571.329.3410 Madison West 703.251.8443 media@maximus.com IR@maximus.com -XXX-